Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES SETTLEMENT OF PENDING LITIGATION REGARDING MOVIPREP®

RALEIGH, NC, August 30, 2010 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that Salix and Norgine B. V. have entered into an agreement with Novel Laboratories, Inc. to settle patent litigation currently pending in the U.S. District Court for the District of New Jersey (Civil Action No. 3:08-02311 (FLW)(TJB)) regarding Novel’s proposed generic version of MOVIPREP®.

Pending approval by the court, the parties have agreed to a consent judgment that will result in the dismissal of all claims in the current litigation. The settlement includes a sub-license agreement pursuant to which Salix and Norgine have granted Novel a license to the patents covering MOVIPREP effective no later than September 24, 2018.

Under the terms of a separate supply agreement, Novel will manufacture and supply MOVIPREP to Salix, providing Salix with a domestic supply source.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Novel Laboratories, Inc., located in Somerset, NJ, is a full-service pharmaceutical company that develops, manufactures and markets niche generic and technology-based drug products. (www.novellabs.net)

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; reliance on collaborators and third-party manufacturers; market acceptance for approved products; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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